EXHIBIT 99.1

Investor Relations Contact:	Media Contact:
Jennifer Larson	Dave DeCecco
(617) 368-5152	(914) 261-6572
jennifer.larson@bostonbeer.com	dave.dececco@bostonbeer.com

BOSTON BEER APPOINTS CINDY SWANSON TO ITS BOARD OF DIRECTORS

BOSTON (June 27, 2023) -- The Boston Beer Company, Inc. (NYSE: SAM), today announced that it has appointed Cynthia L. Swanson to its Board of Directors, effective as of July 1, 2023. Ms. Swanson will serve as a Class B Director, filling the vacancy created by the departure of former Director Michael M. Lynton. She will also serve on the Board’s Audit Committee and Compensation Committee.

Now retired, Ms. Swanson has more than 30 years of senior financial management experience in the beverage industry. From 1991 to 2020, she served in several senior roles with PepsiCo, a multinational food, snack, and beverage company headquartered in Purchase, New York. Most recently she served as Chief Financial Officer of PepsiCo Europe and Sub Sahara Africa from January 2017 to March 2020, a role that was based in Geneva, Switzerland. Prior to that, she served as Chief Financial Officer of PepsiCo Americas Beverages from September 2005 to December 2016; Senior Vice President of PepsiCo Global Mergers, Acquisitions & Merger Integration from 2002 to 2005; Chief Financial Officer Frito-Lay International Latin America, Asia Pacific & Australia Division from 2000 to 2002; and Vice President and Chief Financial Officer of Pepsi-Cola International Central Europe Region from 1993 to 1999. From 2013 to 2016, Ms. Swanson served on the Board of Directors of Women In Need, Inc., a non-profit organization aiming to break the cycle of homelessness for women and their children in New York, New York.

“We’re pleased to welcome Cindy to our Board of Directors,” said Boston Beer Company Chairman, Founder, and Brewer Jim Koch. “Her extensive financial experience in the beverage industry and her valuable perspective will help shape our financial and operational strategies as we continue moving into our next phase of growth.”

About Boston Beer Company

The Boston Beer Company, Inc. (NYSE: SAM) began in 1984 brewing Samuel Adams beer and the Samuel Adams brand is currently recognized as one of the largest and most respected craft beer brands. Our portfolio of brands also includes Truly Hard Seltzer, Truly Vodka Soda, Twisted Tea, Angry Orchard Hard Cider, Dogfish Head, Hard Mountain Dew, and Jim Beam Kentucky Coolers, as well as other craft beer brands from Angel City Brewery and Coney Island Brewing. For more information, please visit our website at www.bostonbeer.com, which includes links to our respective brand websites.

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